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                                       December 28, 1993

Resorts International Hotel, Inc.
1133 Boardwalk
Atlantic City, New Jersey  08401

Ladies and Gentlemen:

     At your request, we have examined Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 33-50733 (the "Registration Statement") of Resorts International, Inc., a Delaware corporation ("RII"), Resorts International Hotel, Inc., a New Jersey corporation ("RIH"), Resorts International Hotel Financing, Inc., a Delaware corporation ("RIHF"), and P.I. Resorts Limited, a Bahamian corporation ("PIRL"), to be filed in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of (i) $125,000,000 aggregate principal amount of RIHF's 11 percent Mortgage Notes due 2003 (the "11% Mortgage Notes"); (ii) the guarantees of RIH relating to the 11% Mortgage Notes (the "11% Mortgage Note Guarantees"); (iii) $35,000,000 aggregate principal amount of RIHF's 11.375 percent Junior Mortgage Notes principal amount due 2004 (the "Junior Notes" and, together with the 11% Mortgage Notes, the "Notes") issued as units with RII's Class B Redeemable Common Stock, par value $.01 per share (the "Class B Common Stock"); (iv) the guarantees of RIH relating to the Junior Notes (the "Junior Note Guarantees");
(v) shares of RII's Common Stock, par value $.01 per share (the "RII Common Stock" and, together with the Class B Common Stock, the "Common Stock"); and iv) the Ordinary Shares, par value $.01 per share of PIRL (the "PIRL Ordinary Shares"). The Notes, the Common Stock and, under certain circumstances, the PIRL Ordinary Shares, along with certain additional consideration, will be exchanged for all of RII's outstanding Senior Secured Redeemable Notes due April 15, 1994, issued in two series, pursuant to that certain Joint Plan of Reorganization (the "Plan") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") proposed by RII, RIH, RIHF, PIRL and GGRI, Inc., a Delaware corporation ("GRI"), for the restructuring of the debt and equity capitalization of RII and GRI.



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December 28, 1993
Page 2


     RIH will issue the 11% Mortgage Note Guarantees pursuant to the terms of an Indenture (the "11% Mortgage Note Indenture") to be entered into among RIHF, RIH and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (the "11% Mortgage Note Trustee"). RIH will issue the Junior Note Guarantees pursuant to an Indenture (the "Junior Note Indenture") to be entered into among RIHF, RIH and U.S. Trust Company of California, N.A., as Trustee (the "Junior Note Trustee"). Forms of the 11% Mortgage Note Indenture and the Junior
Note Indenture have been filed as exhibits to the Registration Statement.

     We have examined the proceedings taken or proposed to be taken in connection with the issuance of the 11% Mortgage Note Guarantees and the Junior Note Guarantees, including, without limitation, the proposed proceedings pursuant to the Bankruptcy Code. In arriving at the following opinion, we have relied, among other things, upon our examination of such corporate records, certificates of officers of RIH and such other materials as we have deemed appropriate. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or photocopies or facsimiles.

     Based upon the foregoing examination and in reliance thereon, and subject to the completion, prior to the issuance of the 11% Mortgage Note Guarantees and the Junior Note Guarantees, of all said proceedings now contemplated, and subject to receipt from the Securities and Exchange Commission of an order declaring the Registration Statement effective and subject to such other matters discussed herein, it is our opinion that:

     1. The 11% Mortgage Note Guarantees, when issued in accordance with the terms of the 11% Mortgage Note Indenture (assuming due execution and delivery of the 11% Mortgage Note Indenture by the parties thereto and due authentication of the 11% Mortgage Notes and the 11% Mortgage Note Guarantees by the 11% Mortgage Note Trustee), will be binding obligations of RIH.

     2. The Junior Note Guarantees, when issued in accordance with the terms of the Junior Note Indenture (assuming due execution and delivery of the Junior
Note Indenture by the parties thereto and due authentication of the Junior Notes and Junior Note Guarantees by the Junior Note Trustee), will be binding obligations of RIH.

     Our opinion is subject to (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and other laws affecting creditors' rights, including, without



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December 28, 1993
Page 3


limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers; (ii) the limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and public policy; (iii) our assumption that (a) there exist no agreements, understandings or negotiations among the parties to the Plan that would modify the terms of the Plan or of the documents and instruments referred to therein or herein or the respective rights or obligations of the parties under the Plan or under the documents and instruments referred to therein or herein; (b) the obligations of the parties to the 11% Mortgage Note Indenture and Junior Note Indenture thereto, other than RIH, are binding and enforceable; and (c) there is adequate consideration to support the 11% Mortgage Note Guarantees and Junior Note Guarantees. We render no opinion regarding any collateralization of the 11% Mortgage Note Guarantees and Junior Note Guarantees or compliance with federal or state securities laws.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the State of New Jersey. We note that the 11% Mortgage Note Indenture and Junior Note Indenture and the 11% Mortgage Note Guarantees and Junior Note Guarantees being issued, respectively, thereunder, are governed by the laws of the State of New York and that we have assumed for purposes of this opinion that the laws of the State of New York are in conformity with the laws of the State of New Jersey.

     We consent to the use of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the Information Statement/Prospectus which forms a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is solely for the benefit of the addressee hereof.

                                        Very truly yours,

                                        /s/ Ravin, Sarasohn, Cook, Baumgarten,
                                             Fisch & Baime

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